Exhibit 99.1

BRE FINANCIAL NEWS
Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

HOLD FOR RELEASE 4:45 PM EASTERN

BRE PROPERTIES ISSUES 2006 EARNINGS ESTIMATES

January 10, 2006 (San Francisco) – BRE PROPERTIES, INC. (NYSE:BRE) today announced its initial earnings estimates for 2006. All references to earnings per share (EPS) and funds from operations (FFO) per share, the generally accepted measure of performance for the REIT industry, reflect fully diluted amounts.

For the full year 2006, management expects EPS to be reported in a range of $0.60 to $0.75. EPS estimates for 2006 do not include projected gains or losses associated with property sales.

Management expects FFO per share for 2006 to be reported in a range of $2.05 to $2.20. Excluding two nonroutine income items expected to be recorded in 2005, as noted in the company’s news release dated January 5, 2006, the projected range indicates that 2006 FFO growth could be flat to an increase of up to approximately 8.0%, as compared to 2005.

Earnings guidance is based on management’s expectations regarding several factors, as follows:

Property Operations

Management expects same-store revenue growth to range 4.0% to 5.0% during 2006. The range of revenue growth is supported by the company’s analysis of independent economic research and forecasts for each operating market, and corresponding operating metrics, including occupancy, current rent levels, projected market rents and expected turnover.

Economic research indicates that positive job growth is expected during 2006 for the Western U.S. markets in which BRE operates. Management has assumed annual job growth of approximately 2.3% on average for its operating markets in 2006.

Property-level operating expenses for the same-store portfolio are expected to increase in a range of 5.0% to 6.0%, as compared to 2005. The expected expense growth is driven primarily by anticipated increases in: a) repair and maintenance items; b) turnover-related expense, mostly carpet and appliance replacements; c) utility-related expense; and d) increased payroll.

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BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com

As a result of the same-store revenue and expense expectations, management believes same-store net operating income (NOI) growth for 2006 will range 3.0% to 5.0%.

Dispositions

During third quarter 2005, the company classified seven properties as held for sale: five properties located in the Denver, Colorado region and two in Phoenix, Arizona. Management plans to transfer the properties to a joint venture arrangement with a to-be-identified institutional investor, with BRE retaining a minority interest in the properties.

The low end of the guidance range anticipates the closing of the transaction during first quarter 2006. Net proceeds derived from the transaction are expected to total approximately $220 million and will be used to pay down floating rate debt. The near-term dilutive impact associated with the transaction may range $0.02 to $0.03 per share.

The high end of the guidance range assumes that the transaction does not close, and BRE retains full ownership and control of the assets. In this event, management would expect to issue public notes during first quarter 2006 to reduce the company’s level of floating rate debt.

Development

During 2006, management expects to advance approximately $135 million related to development activities.

The company has three development properties located in Southern California that will complete construction, delivery and lease-up during 2006: The Heights, located in Chino Hills, with 208 units; Bridgeport Cove, located in Santa Clarita, with 188 units; and Galleria at Towngate, located in Moreno Valley, with 268 units.

Completion and delivery of all units is expected to occur during the first nine months of 2006. When complete, the company’s aggregate investment in the three communities will be approximately $121 million. Management expects that all three properties will be operating at a stabilized level of occupancy by the end of 2006.

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BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com

NOI from development properties that achieved stabilization in 2005 and properties in lease-up during 2006 is expected to range $7.5 to $8.0 million.

Acquisitions

Earnings guidance for 2006 does not include forecasted NOI from future acquisitions. NOI from properties acquired during 2005 and fourth quarter 2004 is expected to range $20.0 to $20.5 million.

Other Items

Other items that are expected to influence 2006 earnings are as follows:

•	Interest expense is expected to range $77.0 to $86.0 million, depending on capital needs. To the extent property dispositions proceed as planned, no additional external debt should be required during 2006, and interest expense would be reported at the low end of the range.

•	LIBOR is expected to range 4.5% to 4.75% during 2006.

•	Capitalized interest expense is expected to total approximately $14.0 million.

•	No new offerings of common or preferred stock are forecasted for 2006.

•	Corporate general and administrative expense for 2006 is expected to range $17.0 to $18.0 million.

•	Other expenses related to the litigation associated with the Red Hawk Ranch apartment community are expected to range $1.0 to $2.5 million. The litigation process is expected to conclude during 2006. The earnings guidance range does not include any estimates for recovery.

•	The company does not forecast gains or losses on the sale of land. Therefore, potential gains or losses are not included in the 2006 earnings guidance.

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BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com

Non-GAAP Financial Measures

Certain non-GAAP financial measures are used throughout the text of this release. These measures are defined and explained in Attachment A, “Reconciliation and Definition of Non-GAAP Financial Measures,” at the end of this news release. See Attachment A.

About BRE Properties

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 84 apartment communities totaling 23,826 units in California, Arizona, Washington and Colorado. The company has nine other properties in various stages of development and construction, totaling 2,213 units, and joint venture interests in two additional apartment communities, totaling 488 units. As of 9/30/05.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, including statements related to 2006 results of operations, property development, acquisitions and dispositions and future capital-raising plans, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intonations. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in affecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission, including it’s most recent Quarterly Report on Form 10-Q. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no liability to update this information. For more details, please refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com

Attachment A: Reconciliation and Definition of Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

Below is a reconciliation of diluted EPS to diluted FFO per share:

	Full Year 2005
	Low Range	High Range
Diluted Earnings per share	$0.60	$0.75
Depreciation	$1.43	$1.43
Minority interests convertible to common	$0.02	$0.02
Diluted FFO per share	$2.05	$2.20

Net Operating Income (NOI)

NOI is defined as total revenues less real estate expenses (including such items as repairs and maintenance, payroll, utilities, property taxes and insurance, advertising and management fees). We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

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BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com